Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. CLOSES THE FINAL $15 MILLION OF ITS $100 MILLION DIRECT EQUITY INVESTMENT

NEW YORK, September 16, 2010 — K-Sea Transportation Partners L.P. (NYSE: KSP) today announced it has closed the second portion of its recently announced agreement with KA First Reserve, LLC by selling an additional 2.8 million convertible preferred units for $15 million in cash.  The transactions raised $100 million in exchange for a total of 18.4 million convertible preferred units.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Contact K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer, 732 565-3818